Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:
John N. Hatsopoulos
American DG Energy Inc.
781.622.1120
john.hatsopoulos@americandg.com

Media Contact:
Barry J. Sanders
American DG Energy Inc.
781.522.6010
barry.sanders@americandg.com

American DG Energy Selects New Chief Financial Officer

WALTHAM, Mass. - October 16, 2013 - American DG Energy Inc. (NYSE MKT: ADGE), a leading On‑Site Utility, offering clean electricity, heat, hot water and cooling solutions to hospitality, healthcare, housing and athletic facilities, today announced the appointment of Jesse T. Herrick to the position of Chief Financial Officer at American DG Energy and EuroSite Power Inc.

Prior to joining American DG Energy, Mr. Herrick served as Managing Director at Scarsdale Equities LLC, where he launched the firm’s equity research practice, and previously held a senior equity analyst position for Merriman Capital. Throughout his equity research career he maintained a strong focus in the Clean Technology and Energy sectors. Mr. Herrick previously worked as an engineer for Lawrence Livermore National Laboratory, the Defense Advanced Research Projects Agency and ATK Space Systems. Mr. Herrick received his M.S in mechanical engineering from UC Berkeley and his B.S in mechanical engineering from UC Santa Barbara.

On-Site Utility
American DG Energy sells the energy produced from an onsite energy system to an individual property as an alternative to the outright sale of energy equipment. On-Site Utility customers only pay for the energy produced by the system and receive a guaranteed discount rate on the price of the energy. All system capital, installation and operating expenses are paid by American DG Energy.

About American DG Energy
American DG Energy supplies low-cost energy to its customers through distributed power generating systems. The Company is committed to providing institutional, commercial and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by local utilities - without any capital or start-up costs to the energy user - through its On-Site Utility energy solutions. American DG Energy is headquartered in Waltham, Massachusetts. Learn more about how American DG Energy (NYSE MKT: ADGE) reduces energy costs at www.americandg.com or follow us on Facebook and Twitter.

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